Preliminary Findings of BrainStorm's Phase IIa Study Reported as "Extremely Optimistic"

NEW YORK & PETACH TIKVAH, Israel – December 10, 2013 – BrainStorm Cell Therapeutics (OTCQB: BCLI) a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced that Prof. Dimitrios Karussis, Principal Investigator of the Company's clinical trials at Hadassah Medical Center in Jerusalem, presented some of his preliminary findings from the ongoing Phase IIa dose-escalating trial evaluating the company’s NurOwn™ technology, at the 24th International Symposium on ALS/MND last week in Milan, Italy.

According to Prof. Karussis, the safety data are "impressively positive," with only minimal and transient adverse events, even though the patients in this study were injected both intrathecally and intramuscularly with up to double the dose of NurOwn cells given in the Phase I trial.  In addition, a number of patients showed some initial indications of clinical improvement. "These safety observations and initial indications of clinical efficacy are extremely optimistic for the future management of ALS and the future of cell therapies for neurodegenerative diseases in general," he commented.

As the trial is currently ongoing, the final data are not yet available for publication. At the conclusion of the trial, the company will release the complete set of data and analyses.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”,  and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contacts

BrainStorm Cell Therapeutics Inc. (OTC.QB: BCLI)
Mr. Chaim Lebovits, President
Phone: +972-3-9236384
info@brainstorm-cell.com
www.brainstorm-cell.com